Exhibit 5.1

10100 Santa Monica Boulevard Seventh Floor Los Angeles, CA 90067 310.552.5000 Fax 310.552.5001 www.king.com

July 25, 2006

INOVIO BIOMEDICAL CORPORATION

11494 Sorrento Valley Road

San Diego, California 92121-1318

Re: Registration of Shares on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Inovio Biomedical Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of an aggregate of 1,002,391 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) under the Company’s Amended 2000 Stock Option Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate actions of the Company that provide for the adoption of the Plan and the reservation of shares of Common Stock for issuance upon exercise of options granted thereunder and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company in rendering our opinion. We have not independently established any of the facts so relied on.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the DGCL). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of

BOSTON • DALLAS • HARRISBURG • LONDON • LOS ANGELES • MIAMI • NEWARK • NEW YORK • PALO ALTO • PITTSBURGH • SAN FRANCISCO • WASHINGTON

INOVIO BIOMEDICAL CORPORATION

July 25, 2006

options granted under and governed by the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/	Kirkpatrick & Lockhart
Nicholson Graham LLP

KIRKPATRICK & LOCKHART
NICHOLSON GRAHAM LLP